EXHIBIT 10.2

Dear Investor,

We are pleased to announce the following press release went out nationally today from Elluminance, LLC ("Elluminance"). Titanium Healthcare, Inc. (OTC: TIHC) owns 51% of Elluminance through subidiary Titanium Defense & Intelligence, LLC. Elluminance is the first of three joint ventures contemplated for Titanium. We are currently in the process of changing our name of the company to Titanium Global Industries, Inc. due to the business model including many other business verticals beyond the healthcare industry.

About Titanium Healthcare, Inc.

In the fall of 2015 we started the process of supplementing our healthcare business plan by entering into joint venture agreements with strategic partners in the science and technology industries. These joint ventures are intended to take advantage of our platform as a timely-filed public entity and expand our Company into new industries, such as aerospace & defense, transportation, energy and life sciences. If we are successful in implementing these new initiatives, we believe our new strategic partners will provide key personnel and process know-how through the new joint ventures which focus on bridging science and technology to provide near-term, monetizable solutions to major companies and defense agencies in multiple industries.

As a result of this new direction, we intend to seek up to $250 million of new capital to acquire infrastructure such as labs, a supercomputing center, a new headquarters, intellectual property, other strategic assets and to hire talented personnel and launch FDA studies on our existing compounded prescription medication.

On October 14, 2015, we entered into another binding letter of intent with LBData, LLC ("LBData"). Pursuant to this letter of intent, on September 29, 2015, we and LBData have formed a new limited liability company, Elluminance, to conduct a joint venture between the companies. If the transactions contemplated by the letter of intent are consummated, the joint venture will capitalize on the group's expertise and applications in using sensors and supercomputing information technologies to modernize the electrical grid, improve oil and gas exploration, and also improve the transportation industry. The closing of the transactions contemplated by this letter of intent are conditioned upon a number of conditions, including the satisfactory completion of due diligence investigations by the parties, the parties successfully raising at least $10 million of capital which would be used for operating purposes of the joint venture, completion and execution of the joint venture organizational documentation, and entering into employment agreements with certain LBData personnel. We are required to fund $250,000 as soon as practical as the new joint venture's initial capital contribution, or in the event of termination, the owners of LBData will repay us $250,000 plus interest. LBData will contribute its rights to certain developed business processes, intellectual property, customer contracts and customer contacts to the joint venture. In addition to the joint venture, at closing we would issue approximately 5 million shares of our common stock to LBData. We can terminate the letter of intent for any reason upon written notice to LBData. We intend to close the transactions addressed in this letter of intent by March 15, 2016 and either party can terminate the agreement if funding has not occurred by that time. Each of the parties to the letter of intent is responsible for their own costs and expenses.

Debbie Woods

Chief Marketing Officer (OTC: TIHC)

11701 Bee Caves Rd #124 Austin, Texas 78738

817.680.7767 Cell | 469-606-4521 Main | 469-606-4515 Fax

www.titaniumhc.com

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elluminance Teams with National Instruments

elluminance Proves Real-time Solutions for the Industrial IoT

AUSTIN, Texas, January 25, 2016 – Today, elluminance announced its Real-time Data Platform and Time to Insight Solutions aimed at companies that desire to harness the value of the Industrial Internet of Things (IIoT) for competitive advantage. elluminance solutions acquire physical object data and can provide real-time decisions in microseconds for real-time control and remediation of operational failures.

The IIoT promises to fundamentally transform and disrupt a wide range of traditional industries through improved operational efficiency, product advancements and changed business models with new revenue opportunities. Sensors are a data source essential to building the IIoT. An IIoT infrastructure designed to capture sensor data can provide real-time or near-real-time information, upon which organizations may base timely decisions. However, collecting data from sensors and making sense of it is difficult. elluminance technology is based on an interdisciplinary approach that connects the sensor world with the world of IT leading to new understandings of complex environments. elluminance data scientists include experts in sensors and instrumentation, real-time analysis, Big Data Analytics and High Performance Computing (HPC). Together, elluminance experts develop converged and harmonized IIoT and IT solutions, to create compelling diagnostic, predictive and prescriptive analysis.

To provide customers with continuous availability, high scalability and performance, elluminance has selected Hewlett Packard Enterprise (HPE) Moonshot as a development platform for its new IIoT solutions. HPE Moonshot is an energy-efficient, integrated server system with workload-optimized solutions for web serving, hosted desktop, video transcoding, application delivery and real-time day processing.

"Industrial IoT is rapidly becoming a central point of discussion as organizations of all sizes are becoming more aware of the business, engineering and scientific value of the data they manage," said Dr. Tom Bradicich, PhD, vice president and general manager, Servers and IoT Systems, HPE. "The predictability of elluminance's industrial IoT software and the scalability of HPE Moonshot systems enables customers to extract insight from large data sets effortlessly and with exceptional performance."

"elluminance shares our vision for Big Analog Data™," said Pete Zogas, Senior vice president of Segments and Services at National Instruments. "They have assembled a talented team with expert solution knowledge in the sensor to IT value chain. We are excited to have them in our Alliance Program and to partner with them to deliver value to our mutual customers in the Industrial IoT market."

Much of what IT calls "dark data" comes from systems known by engineers and operations staff as operational technology (OT). OT typically involves systems and devices that monitor and control real-world equipment and assets. Today's asset-intensive companies are replete with equipment and systems with embedded sensors generating data. Thousands of sensors and controllers continually measure, record and report temperatures, pressures, flows and vibrations—often at microsecond intervals.

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"The potential for sensor data to provide new insight into the operational efficiency of machinery is transformative," said Stephanie Amrite, Product Manager for DIAdem of National Instruments. "For instance, fuel is the largest operational expense in the airline and trucking industries. If you can cut fuel costs by 1 or 2% by designing a more efficient engine from the insight that industrial data can provide, then the savings that affect a company's bottom line could be huge." elluminance Time to Insight offerings will be built around National Instruments' DIAdem and DataFinder software that is used by hundreds of industrial customers including Airbus and Jaguar Land Rover.

"As the new networks link data from sensors to IT analytics systems, new and compelling insights and knowledge will be revealed, and those will boost operational efficiencies. The wisdom gained will enhance decision making and transform businesses," said Barry Hutt, CEO, elluminance. "Our roots run deep in the technologies that are driving the growth of the IIoT. Our customers reach new understandings of complex real world problems that can lead to ground6breaking solutions in months instead of years."

ABOUT ELLUMINANCE

elluminance is an Industrial Real6time Data Solutions software and services company based in Austin, Texas. elluminance delivers on the promise of the Industrial Internet of Things (IIoT)— for customers to gain new understandings of complex environments resulting in process, product and business model improvements. elluminance technology is based on an interdisciplinary approach to connecting the sensor world to the world of IT Big Data analytics. Each phase of an IIoT solution is addressed resulting in a cohesive architecture, implementation and deployment of customer solutions. Services such as modeling labs, training classrooms and on6line tools ensure customers' success. elluminance professionals include experts in sensors and instrumentation, real6time analysis, Big Data Analytics, High Performance Computing, IT, Data, Mathematics, Engineering, Numerical Simulation, Physics and more.

elluminance is a subsidiary of Titanium Healthcare Inc., which is currently going through a name change to Titanium Global Industries Inc.

Formore information, contact: Patricia Friar patricia.friar@elluminance.com512-656-3730

www.elluminance.com

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